Exhibit 99.1

PerkinElmer Announces Financial Results for the Second Quarter 2008

  Revenue of $529 million, up 21%
  EPS from continuing operations of $0.27; Adjusted EPS of $0.36, up 20%

WALTHAM, Mass.--(BUSINESS WIRE)--PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics, today reported financial results for the second quarter ended June 29, 2008. The Company reported GAAP earnings per share from continuing operations of $0.27. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.36, which is above the Company’s prior guidance of $0.33 to $0.35.

Revenue for the second quarter 2008 was $528.6 million, an increase of 21% versus the second quarter 2007. Revenue growth was 22% in Life and Analytical Sciences and 19% in Optoelectronics compared to the same period a year ago. Changes resulting from foreign exchange rates and acquisitions each contributed approximately 5% to the second quarter 2008 revenue growth.

“During the second quarter, we experienced excellent growth across the entire portfolio, enabling us to exceed our profit and cash flow expectations,” said Robert F. Friel, president and chief executive officer of PerkinElmer. “The strength of our businesses and geographic diversity position us for a strong 2008.”

GAAP operating profit for the second quarter 2008 was $47.0 million, compared to $48.1 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit for the second quarter 2008 was $63.8 million, up 26% as compared to $50.8 million in the second quarter 2007. For the second quarter of 2008, cash flow from operations was $79.3, up 14% from the same period a year ago.

Financial Overview by Reporting Segment

Life and Analytical Sciences reported revenue of $397.1 million for the second quarter 2008, up 22% from revenue of $326.3 million in the second quarter 2007, driven by growth in the markets for human and environmental health, as well as a positive impact from acquisitions and changes in foreign exchange rates.

The segment’s GAAP operating profit for the second quarter 2008 was $35.5 million, compared to $44.6 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the second quarter 2008 was $50.8 million, up 25% as compared to $40.7 million in the second quarter 2007.

Optoelectronics reported revenue of $131.6 million for the second quarter 2008, up 19% from revenue of $111.0 million in the second quarter 2007, driven primarily by revenue growth from increased demand in medical imaging and specialty lighting, as well as a positive impact from changes in foreign exchange rates.

The segment’s GAAP operating profit for the second quarter 2008 was $23.7 million, compared to $13.0 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the second quarter 2008 was $24.5 million, up 32% as compared to $18.5 million in the second quarter 2007.

Conference Call Information

The Company will discuss its second quarter results and forecast for the remainder of the year in a conference call on July 24, 2008, at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 597-5341 prior to the scheduled conference call time and provide the access code 45271883. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the access code is 39550543.

A live audio webcast of the call will be available on the Investor Corner section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site approximately two hours after the call and will be available through August 24, 2008.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) markets into which we sell our products decline or do not grow as anticipated; (4) our failure to adequately protect our intellectual property; (5) the loss of any of our licenses or licensed rights; (6) our ability to compete effectively; (7) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (8) disruptions in the supply of raw materials and supplies; (9) our ability to produce an adequate quantity of products to meet our customers’ demands; (10) the manufacture and sale of products may expose us to product liability claims; (11) our failure to maintain compliance with applicable government regulations; (12) regulatory changes; (13) our failure to comply with health care industry regulations; (14) economic, political and other risks associated with foreign operations; (15) our ability to retain key personnel; (16) restrictions in our credit agreements; (17) our ability to realize the full value of our intangible assets; and (18) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenue of $1.8 billion in 2007, has 9,100 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Sales	$528,636	$437,290	$1,010,979	$840,190

Cost of sales	308,996	262,642	593,762	505,475
Amortization of acquired inventory revaluation	-	670	-	2,047
Research and development expenses	29,890	27,316	59,008	55,157
In-process research and development charges	-	-	-	1,502
Selling, general and administrative expenses	143,022	109,357	275,099	211,122
Gain on settlement of insurance claim	-	(15,346)	-	(15,346)
Restructuring and lease (reversals) charges, net	(305)	4,547	(305)	8,985

Operating income from continuing operations	47,033	48,104	83,415	71,248

Interest income	(827)	(1,093)	(2,185)	(2,304)
Interest expense	5,746	3,509	12,064	5,764
Gains on dispositions of investments, net	(269)	(135)	(1,158)	(536)
Other expense, net	298	1,149	1,537	3,272

Income from continuing operations before income taxes	42,085	44,674	73,157	65,052

Provision for income taxes	10,339	11,371	17,988	16,930

Net income from continuing operations	31,746	33,303	55,169	48,122

Loss from discontinued operations, net of income taxes	(1,250)	-	(4,166)	-
(Loss) gain on disposition of discontinued operations, net of income taxes	(6,790)	384	(7,159)	257

Net income	$23,706	$33,687	$43,844	$48,379

Diluted earnings (loss) per share:
Continuing operations	$0.27	$0.28	$0.46	$0.39

Loss from discontinued operations, net of income taxes	(0.01)	-	(0.04)	-
(Loss) gain on disposition of discontinued operations, net of income taxes	(0.06)	-	(0.06)	-

Net income	$0.20	$0.28	$0.37	$0.40

Weighted average diluted shares of common stock outstanding	119,263	120,689	118,861	121,976

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

	Three Months Ended
	June 29, 2008	July 1, 2007

GAAP diluted EPS from continuing operations	$0.27	$0.28
Amortization of intangible assets, net of income taxes	0.08	0.06
Stock options, net of income taxes	0.01	0.01
Gain on settlement of insurance claim, net of income taxes	-	(0.08)
Amortization of acquired inventory revaluation, net of income taxes	-	0.01
Purchase accounting adjustment - revenue not recognized, net of income taxes	-	-
Restructuring and lease (reversals) charges, net of income taxes	-	0.02
Adjusted EPS	$0.36	$0.30

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Six Months Ended
(In thousands)		June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Life and Analytical Sciences	Sales	$397,050	$326,284	$753,664	$625,822
	OP$ reported	35,541	44,617	58,904	59,469
	OP% reported	9.0%	13.7%	7.8%	9.5%
	Amortization expense	13,545	10,000	26,372	19,783
	Stock option expense	741	718	1,575	1,466
	Revaluation of acquired inventory	-	670	-	2,047
	In-process research and development charges	-	-	-	1,502
	Gain on settlement of insurance claim	-	(15,346)	-	(15,346)
	Purchase accounting adj. - revenue not recognized	936	-	2,289	-
	Restructuring and lease charges	78	-	78	4,438
	OP$ adjusted	50,841	40,659	89,218	73,359
	OP% adjusted	12.8%	12.5%	11.8%	11.7%

Optoelectronics	Sales	131,586	111,006	257,315	214,368
	OP$ reported	23,733	12,993	47,064	29,262
	OP% reported	18.0%	11.7%	18.3%	13.7%
	Amortization expense	812	663	1,570	1,316
	Stock option expense	305	341	641	751
	Restructuring and lease (reversals) charges	(383)	4,547	(383)	4,547
	OP$ adjusted	24,467	18,544	48,892	35,876
	OP% adjusted	18.6%	16.7%	19.0%	16.7%

Corporate	OP$ reported	(12,241)	(9,506)	(22,553)	(17,483)
	Stock option expense	718	1,078	1,531	2,110
	OP$ adjusted	(11,523)	(8,428)	(21,022)	(15,373)

Continuing Operations	Sales	$528,636	$437,290	$1,010,979	$840,190
	OP$ reported	47,033	48,104	83,415	71,248
	OP% reported	8.9%	11.0%	8.3%	8.5%
	Amortization expense	14,357	10,663	27,942	21,099
	Stock option expense	1,764	2,137	3,747	4,327
	Revaluation of acquired inventory	-	670	-	2,047
	In-process research and development charges	-	-	-	1,502
	Gain on settlement of insurance claim	-	(15,346)	-	(15,346)
	Purchase accounting adj. - revenue not recognized	936	-	2,289	-
	Restructuring and lease (reversals) charges	(305)	4,547	(305)	8,985
	OP$ adjusted	$63,785	$50,775	$117,088	$93,862
	OP% adjusted	12.1%	11.6%	11.6%	11.2%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 29, 2008	March 30, 2008	December 30, 2007
		(In thousands)

Current assets:
Cash and cash equivalents	$193,451	$185,262	$203,348
Accounts receivable, net	349,688	353,487	337,659
Inventories, net	222,636	223,465	202,394
Other current assets	116,283	113,306	98,797
Current assets of discontinued operations	633	628	750
Total current assets	882,691	876,148	842,948

Property, plant and equipment, net:
At cost	610,296	598,717	579,771
Accumulated depreciation	(403,265)	(395,219)	(378,885)
Property, plant and equipment, net	207,031	203,498	200,886
Marketable securities and investments	4,254	4,985	5,919
Intangible assets, net	483,582	493,976	479,209
Goodwill	1,442,487	1,437,817	1,355,656
Other assets, net	55,013	56,985	59,451
Long-term assets of discontinued operations	1,410	5,194	5,268
Total assets	$3,076,468	$3,078,603	$2,949,337

Current liabilities:
Short-term debt	$43	$549	$562
Accounts payable	194,699	189,800	186,388
Accrued restructuring and integration costs	8,734	10,371	12,821
Accrued expenses	361,025	355,666	346,778
Current liabilities of discontinued operations	6,084	1,338	1,049
Total current liabilities	570,585	557,724	547,598

Long-term debt	521,059	566,068	516,078
Long-term liabilities	329,324	336,892	310,384
Total liabilities	1,420,968	1,460,684	1,374,060

Commitments and contingencies

Total stockholders' equity	1,655,500	1,617,919	1,575,277
Total liabilities and stockholders' equity	$3,076,468	$3,078,603	$2,949,337

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(In thousands)

Operating activities:
Net income	$23,706	$33,687	$43,844	$48,379
Add: loss from discontinued operations, net of income taxes	1,250	-	4,166	-
Add: loss (gain) on disposition of discontinued operations, net of income taxes	6,790	(384)	7,159	(257)
Net income from continuing operations	31,746	33,303	55,169	48,122

Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	3,089	4,618	8,331	7,506
Restructuring and lease (reversals) charges, net	(305)	4,547	(305)	8,985
Amortization of deferred debt issuance costs	416	74	797	148
Depreciation and amortization	22,714	19,076	44,706	38,161
In-process research and development charges	-	-	-	1,502
Amortization of acquired inventory revaluation	-	670	-	2,047
Gain on settlement of insurance claim	-	(15,346)	-	(15,346)
Gains on dispositions, net	(269)	(135)	(1,158)	(536)
Changes in operating assets and liabilities:
Accounts receivable, net	3,159	(3,003)	7,793	9,457
Inventories, net	787	2,445	(11,429)	(6,456)
Accounts payable	2,939	4,210	893	(5,945)
Accrued expenses and other	14,535	18,900	(7,610)	(904)
Net cash provided by operating activities of continuing operations	78,811	69,359	97,187	86,741
Net cash provided by (used in) operating activities of discontinued operations	446	377	(2,325)	246
Net cash provided by operating activities	79,257	69,736	94,862	86,987

Investing activities:
Capital expenditures	(12,145)	(16,124)	(19,401)	(27,517)
Proceeds from dispositions of property, plant and equipment, net	-	10,787	-	10,787
Proceeds from surrender of life insurance policies	-	1,327	-	1,327
Payments for business development activity	(4)	(177)	(148)	(1,094)
Proceeds from disposition of businesses and investments, net	269	135	1,158	580
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(10,126)	(2,930)	(86,358)	(42,925)
Net cash used in investing activities of continuing operations	(22,006)	(6,982)	(104,749)	(58,842)
Net cash provided by (used in) investing activities of discontinued operations	-	800	(68)	800
Net cash used in investing activities	(22,006)	(6,182)	(104,817)	(58,042)

Financing Activities:
Payments on debt	(205,500)	(49,694)	(510,500)	(49,694)
Proceeds from borrowings	10,500	104,012	365,500	129,462
Proceeds from the sale of senior subordinated debt	150,000	-	150,000	-
Payments for debt issuance costs	(1,256)	-	(1,841)	-
Settlement of cash flow hedges	(11,702)	-	(11,702)	-
Decrease in other credit facilities	(483)	(810)	(499)	(824)
Tax benefit from exercise of common stock options	104	732	108	1,435
Proceeds from issuance of common stock under stock plans	17,722	6,611	18,368	12,781
Purchases of common stock	-	(87,077)	(408)	(147,105)
Dividends paid	(8,251)	(8,494)	(16,487)	(17,123)
Net cash used in financing activities	(48,866)	(34,720)	(7,461)	(71,068)

Effect of exchange rate changes on cash and cash equivalents	(196)	1,644	7,519	1,104

Net increase (decrease) in cash and cash equivalents	8,189	30,478	(9,897)	(41,019)
Cash and cash equivalents at beginning of period	185,262	119,562	203,348	191,059
Cash and cash equivalents at end of period	$193,451	$150,040	$193,451	$150,040

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	PKI
	Q208		Q207

Adjusted gross margin:
GAAP gross margin	$219.6	41.5%	$174.0	39.8%
Intangibles amortization	9.6	1.8%	8.6	2.0%
Stock option expense	0.3	0.1%	0.3	0.1%
Purchase accounting adjustment - revenue not recognized	0.9	0.2%	-	0.0%
Revaluation of acquired inventory	-	0.0%	0.7	0.2%
Adjusted gross margin	$230.5	43.6%	$183.5	42.0%

Adjusted SG&A:
GAAP SG&A	$143.0	27.1%	$109.4	25.0%
Intangibles amortization	(4.2)	-0.8%	(1.7)	-0.4%
Stock option expense	(1.4)	-0.3%	(1.7)	-0.4%
Adjusted SG&A	$137.5	26.0%	$106.0	24.2%

Adjusted R&D:
GAAP R&D	$29.9	5.7%	$27.3	6.2%
Intangibles amortization	(0.6)	-0.1%	(0.4)	-0.1%
Stock option expense	(0.1)	0.0%	(0.1)	0.0%
Adjusted R&D	$29.2	5.5%	$26.8	6.1%

Adjusted operating profit:
GAAP operating profit	$47.0	8.9%	$48.1	11.0%
Intangibles amortization	14.4	2.7%	10.7	2.4%
Stock option expense	1.8	0.3%	2.1	0.5%
Purchase accounting adjustment - revenue not recognized	0.9	0.2%	-	0.0%
Revaluation of acquired inventory	-	0.0%	0.7	0.2%
Gain on settlement of insurance claim	-	0.0%	(15.3)	-3.5%
Restructuring and lease (reversals) charges	(0.3)	-0.1%	4.5	1.0%
Adjusted operating profit	$63.8	12.1%	$50.8	11.6%

	PKI
	Q208		Q207

Adjusted EPS:
GAAP EPS	$0.20		$0.28
Discontinued operations	0.07		-
GAAP EPS from continuing operations	0.27		0.28
Intangibles amortization	0.08		0.06
Stock option expense	0.01		0.01
Purchase accounting adjustment - revenue not recognized	-		-
Revaluation of acquired inventory	-		0.01
Gain on settlement of insurance claim	-		(0.08)
Restructuring and lease (reversals) charges	-		0.02
Adjusted EPS	$0.36		$0.30

	LAS
	Q208		Q207
Adjusted operating profit:
GAAP operating profit	$35.5	9.0%	$44.6	13.7%
Intangibles amortization	13.5	3.4%	10.0	3.1%
Stock option expense	0.7	0.2%	0.7	0.2%
Purchase accounting adjustment - revenue not recognized	0.9	0.2%	-	0.0%
Revaluation of acquired inventory	-	0.0%	0.7	0.2%
Gain on settlement of insurance claim	-	0.0%	(15.3)	-4.7%
Restructuring and lease charges	0.1	0.0%	-	0.0%
Adjusted operating profit	$50.8	12.8%	$40.7	12.5%

	OPTO
	Q208		Q207
Adjusted operating profit:
GAAP operating profit	$23.7	18.0%	$13.0	11.7%
Intangibles amortization	0.8	0.6%	0.7	0.6%
Stock option expense	0.3	0.2%	0.3	0.3%
Restructuring and lease (reversals) charges	(0.4)	-0.3%	4.5	4.1%
Adjusted operating profit	$24.5	18.6%	$18.5	16.7%

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and stock option expense, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. Inventory fair value adjustments related to business acquisitions also do not represent what our management and what we believe our investors consider to be costs used in producing our products. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets and stock option expense. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We also exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets, and stock option expense. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the amount of our internal investments in R&D activities.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, gains on the settlement of insurance claim, restructuring and lease (reversals) charges, and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease (reversals) charges and gains on the settlement of insurance claim because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, gains on the settlement of insurance claim, restructuring and lease (reversals) charges, and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, gains on the settlement of insurance claim, restructuring and lease (reversals) charges, and stock option expense as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
Michael A. Lawless, 781-663-5659
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com